NORPAC TECHNOLOGIES, INC.
National Bank Building
103 East Holly Street, Suite 410
Bellingham, Washington, 98225

BLAINE, WA, January 5, 2007 – Norpac Technologies, Inc. (the “Company”) (OTCBB:NRPT) announced today that effective January 5, 2007, the Company issued 432,500 units pursuant to a private placement at a price of $0.40 per share to six subscribers, each of whom is a “non-U.S. person” as such term is defined in Regulation S. The $173,000 proceeds of the private placement are intended to be loaned to Nextdigital Corp. (“Nextdigital”), to fund its operations and for working capital purposes. The Company entered into an Agreement and Plan of Merger dated November 7, 2006 (the “Merger Agreement”) pursuant to which the Company intends to merge with Nextdigital, as detailed in the Company’s current report on Form 8-K filed with the SEC on November 13, 2006. Completion of the Merger is subject to a number of conditions, including delivery of required financial statements by Nextdigital and completion of due diligence by Norpac and Nextdigital.

Nextdigital, a privately held Nevada corporation, was founded in June 2005 to pursue business opportunities in the smart card systems integration field to act as a total systems solutions provider to the international marketplace by integrating leading-edge smart card hardware and software applications into full-function value-add client solutions.

The units offered will have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

This Press Release may contain, in addition to historical information, forward-looking statements. These forward looking statements are based on management's expectations and beliefs, and may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular there is no assurance that the Merger will be completed. Generally, there is no assurance that the conditions of the Merger will be satisfied or waived. Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

For more information contact:

Norpac Technologies, Inc.

John P. Thornton, President
Telephone: (360) 201-9591